Exhibit 5.1

2049 Century Park East, Suite 2900, Los Angeles, California 90067 • 310.556.1801

February 4, 2021

Board of Directors

HyreCar Inc.

355 South Grand Avenue, Suite 1650

Los Angeles, CA 90071

Ladies and Gentlemen:

We are acting as counsel to HyreCar Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of shares of Common Stock, $0.00001 par value per share, of the Company (the “Common Stock”) with a proposed maximum aggregate offering price of $4,927,000 (the “Shares”). This opinion letter is furnished to you at your request to enable the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended (collectively, the “DGCL”). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement, dated February 3, 2021, by and among the Company, Lake Street Capital Markets, LLC and Northland Capital Markets, Inc., as representatives of the several underwriters listed on Schedule 1 thereto, and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

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Polsinelli PC, Polsinelli LLP in California

Board of Directors

HyreCar Inc.

February 4, 2021

This opinion letter has been prepared for use in connection with the Registration Statement relating to the offer and sale of the Shares, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the related Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Polsinelli PC

POLSINELLI PC